Investor Relations
Jeremy Steffan
Director, Investor Relations
(952) 887-7962, jeremy.steffan@toro.com
Media Relations
Branden Happel
Senior Manager, Public Relations
(952) 887-8930, branden.happel@toro.com
For Immediate Release
The Toro Company Increases Regular Quarterly Cash Dividend

BLOOMINGTON, Minn. (December 10, 2024) – The Toro Company (NYSE: TTC) today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.38 per share of TTC’s common stock, an increase over the previous quarter’s cash dividend of $0.36 per share of TTC’s common stock. This marks the 16th consecutive year that the company has increased its dividend. The dividend is payable on January 13, 2025, to shareholders of record at the close of business on December 23, 2024.

Additionally, the Board of Directors authorized the repurchase of up to an additional 4 million shares of TTC’s common stock through open-market or in privately negotiated transactions from time to time and in such amounts as management deems appropriate.

About The Toro Company
The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment including turf and landscape maintenance, snow and ice management, underground utility construction, rental and specialty construction, and irrigation and outdoor lighting solutions. With net sales of $4.55 billion in fiscal 2023, The Toro Company’s global presence extends to more than 125 countries through a portfolio of brands that includes Toro, Ditch Witch, Exmark, Spartan, BOSS, Ventrac, American Augers, Trencor, Subsite, HammerHead, Radius, Perrot, Hayter, Unique Lighting Systems, Irritrol, and Lawn-Boy. Through constant innovation and caring relationships built on trust and integrity, The Toro Company and its brands have built a legacy of excellence by helping customers work on golf courses, sports fields, construction sites, public green spaces, commercial and residential properties and agricultural operations. For more information, visit www.thetorocompany.com.

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